Exhibit 99.1

PRESS RELEASE	eLoyalty Corporation
150 Field Drive, Suite 250
Lake Forest, Illinois 60045
Contact:
eLoyalty Corporation	www.eloyalty.com
Kelly Conway, President and Chief Executive Officer
(847) 582-7200	t 847.582.7000
ir@eloyalty.com	f 847.582.7001

eLoyalty Corporation Names New Chief Financial Officer

LAKE FOREST, IL, December 3, 2007 – Today, eLoyalty Corporation (Nasdaq: ELOY), a leading enterprise CRM services and solutions company, announced that it has appointed Chris Min Vice President and Chief Financial Officer. Mr. Min will be responsible for eLoyalty’s accounting, finance, IT, recruiting and other administrative functions. His initial focus will be to streamline eLoyalty’s expense structure and implement improved operational metrics and reporting. In addition, he will be responsible for enhancing and managing the multi-year financial model associated with the development of eLoyalty’s Behavioral Analytics™ Service Line.

Prior to joining eLoyalty, Mr. Min’s career accomplishments include:

•	9 1/2 years in various finance roles (including 7 years in divisional CFO roles) at First Data Corporation

•	2 years in Management Consulting at Ernst & Young

•	5 years in various finance roles at Proctor & Gamble

•	3 years as a Tax Consultant at Arthur Andersen

Mr. Min received a B.A. degree from the University of California at Berkeley; he also received a M.B.A. from the University of Michigan. Mr. Min will be relocating to Chicago from Denver, Colorado.

As a result of naming Mr. Min Chief Financial Officer, eLoyalty will realign the responsibilities of two of its Vice Presidents, Steve Pollema and Chris Danson. Mr. Pollema, the previous Chief Financial Officer and Vice President, Operations, will assume responsibility for Integrated Contact Solutions and Consulting Delivery. Mr. Danson, who was previously responsible for all Delivery functions, will now be focused solely on Behavioral Analytics™ development, delivery and operations.

About eLoyalty

eLoyalty helps its customers achieve breakthrough results with revolutionary analytics and advanced technologies that drive continuous business improvement. With a long track record of delivering proven solutions for many of the Fortune 1000, eLoyalty’s offerings include Behavioral Analytics™, Integrated Contact Solutions and Consulting Services, aligned to enable focused business transformation. For more information about eLoyalty, visit www.eloyalty.com or call 877-2ELOYAL.